EXHIBIT 10.2

Radnor Holdings Corporation

Summary of 2005 Bonus Plan for Chief Executive Officer

Set forth below is a summary of the 2005 Bonus Plan for the President and Chief Executive Officer of Radnor Holdings Corporation that was approved by the Compensation Committee on March 29, 2005, to be effective for fiscal 2005.

The CEO has a maximum bonus opportunity of $2.5 million. Fifty percent (50%) of the bonus opportunity is based on whether the Company achieves defined objectives for earnings before interest, taxes, depreciation and amortization (“EBITDA”). The plan establishes quarterly EBITDA targets, with 25% of the bonus opportunity that is based on the EBITDA target being payable for each quarterly objective that is achieved.

The other 50% of the bonus opportunity is based on the extent to which six different corporate goals are achieved. The goals relate to improving the Company’s operations, capital structure, balance sheet and liquidity. The amount of specific awards for achievement of the corporate goals is within the discretion of the Compensation Committee and their achievement is also reviewed on a quarterly basis. The Compensation Committee also retains the discretion to modify the corporate goals.

Notwithstanding the plan requirements, the Compensation Committee retains the discretion to adjust the amount of any bonus payable under the plan on account of the EBITDA targets or corporate goals.